Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

     We hereby consent to the incorporation by reference in this Joint Registration Statement on Form S-8 for La Quinta Corporation and La Quinta Properties, Inc. (the “Companies”) of our reports dated February 10, 2003, except for Note 5 and Schedule III as to which the date is March 12, 2004, relating to the consolidated financial statements and financial statement schedules for the year ended December 31, 2002, which appear in the Joint Annual Report on Form 10-K of the Companies for the fiscal year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Dallas, Texas
May 20, 2005